UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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    KANA SOFTWARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 18, 2009, Kana Software, Inc. issued the following press release regarding a letter received from Chordiant Software.

KANA SOFTWARE, INC. COMMENTS ON CHORDIANT LETTER

Menlo Park, Calif. – December 18, 2009 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in innovative customer service solutions, today announced that it received a letter on December 17, 2009, from Chordiant Software Inc. (“Chordiant”), in which Chordiant expressed interest in a transaction in which it would acquire all of the outstanding common shares of KANA for $1.20 per share consisting of cash and Chordiant common stock, such stock equaling 19.9% of the current outstanding shares of Chordiant common stock (valued at the average price of Chordiant stock for the 10-day trading period ending five trading days prior to the closing of the proposed transaction). Chordiant is a competitor of KANA with an enterprise value of approximately $35 million.

KANA notes that the letter is incomplete, non-binding and highly conditional, including contingencies such as financing, due diligence and the negotiation of a definitive merger agreement. In particular, the letter does not indicate how Chordiant will finance the cash portion of the transaction and the expenses and ongoing operations of a combined business.

KANA will comply with the terms of the Asset Purchase Agreement that it signed on October 26, 2009, which prohibits it from engaging in discussions in response to an incomplete proposal such as the one provided by Chordiant, and accordingly will not be communicating with Chordiant in response to this letter.

KANA has not changed its plans to hold its scheduled stockholder meeting on December 23, 2009 to vote on a proposal to approve the Asset Purchase Agreement, and expects to consummate the asset sale shortly thereafter. KANA’s board of directors has not changed its unanimous recommendation to vote FOR the proposal to approve the asset sale.

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20 percent. KANA’s award-winning solutions have been proven in more than 600 companies worldwide, including approximately half of the world’s largest 100 companies. For more information, visit www.KANA.com.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact: Investors

KANA Software

650-614-8160 (Investors)

InvestorRelations@KANA.com

Contact: Press/Media

New Venture Communications for KANA

Robin Bectel

571-312-1448

rbectel@newventurecom.com